Exhibit 99.1

Protein Design Labs, Inc

February 23, 2005

Mr. Andrew J. Einhorn
Chief Financial Officer,
ESP Pharma Holding Company, Inc.
2035 Lincoln Highway, Suite 2150
Edison, NJ  08817

Dear Andrew,

This letter formalizes the irrevocable commitment of Protein Design Labs, Inc. (“PDL”) to provide certain financing to ESP Pharma Holding Company, Inc. (“ESP”).  PDL and ESP are parties to an Agreement and Plan of Merger dated January 24, 2005 (the “Agreement”) and an Agreement Regarding Certain Assets of the same date (the “Asset Agreement”).  Capitalized terms used herein will have the meanings provided in the Agreement or the Asset Agreement unless otherwise defined in this commitment letter.

ESP, or its subsidiary, including ESP Pharma, Inc. (“Subsidiary”) has entered into the Retavase® Asset Purchase Agreement (“Retavase Agreement”).  The purchase price due at closing of the Retavase Agreement is $110,000,000 in cash.

Subject to the terms in Exhibit A, PDL will provide “bridge financing” to ESP in the amount of $110,000,000 simultaneous with the closing of the transactions contemplated by the Retavase Agreement if ESP or Subsidiary do not have the financing necessary to close such transaction.

The bridge financing would be due in 60 days from initial funding, and would be secured by the assets purchased under the Retavase® Agreement.  The terms of the bridge financing are summarized in a term sheet attached hereto as Exhibit A.

Very truly yours

/s/ GLEN Y. SATO

Glen Y. Sato
Senior Vice President and CFO

EXHIBIT A
BRIDGE LOAN FINANCING

TERM SHEET

January 31, 2005

          This Term Sheet summarizes the principal terms of a proposed bridge loan financing by Protein Design Labs, Inc. (“PDL”) to ESP Pharma Holding Company, Inc. (the “Company”).  It is qualified in its entirety by the terms of the final financing documents.  If there is a conflict or inconsistency between this Term Sheet and the financing documents, the financing documents’ terms will govern.

Principal Commitment:	PDL will lend up to $110,000,000 in a single advance.

Borrower:	ESP, or any wholly-owned direct or indirect subsidiary designated by ESP.

Condition to Advance:

The Company may request the advance upon three (3) business days prior notice provided that the advance will be made on or after March 23rd, 2005 upon the closing of the transaction contemplated by the Retavase Asset Purchase Agreement between ESP or one of its subsidiaries and the owners of the Retevase Assets (the “Retavase Agreement”).  PDL will make the advance provided that (i) customary closing conditions are satisfied, including that the Company’s entry into the credit facility and receipt of the advance will not cause a breach or default under any existing contract to which the Company is a party or by which its property is bound.  and (ii) that a “closing” occurs in accordance with the terms and conditions in the Retavase Asset Purchase Agreement.

Interest:	Three-month LIBOR plus three percent (3%) interest per annum, calculated on the basis of the actual number of days elapsed in a 360 day year.

Maturity Date:	60 days after the advance (or, if such day is not a Business Day, the next succeeding Business Day.).

Payment Schedule:	Principal and all accrued interest due on Maturity Date.

Voluntary Prepayment:	Company may prepay at any time without penalty, but prepayment must be of the entire amount of the principal in any event.

Collateral:	First priority security interest in all of the assets acquired under the (the Retavase Agreement).

Events of Default:

Events of default to include if (i) the Company does not pay the principal amount or any interest when due (subject to the customary grace period), (ii) the Company breaches any representation or warranty or covenant it makes in the loan documents in any material respect, (iii) the Company becomes the subject of bankruptcy or other insolvency proceedings, or (iv) a default with respect to any other indebtedness of the Company that entitles the holders thereof to accelerate the payment thereof.

Default Interest:	Interest rate shall increase by 5% per annum when an Event of Default has occurred and throughout the period of the default.

Expenses:	PDL and the Company shall each be responsible for their own fees and expenses.